EXHIBIT 21

ALPHABETICAL LIST OF WHOLLY-OWNED SUBSIDIARIES

Brewster Wholesale Corporation (Massachusetts)

Charterhouse of Cambridge Trust (Massachusetts, d.b.a. Royal Sonesta Hotel Boston)

Florida Sonesta Corporation (Florida)

Hotel Corporation of America (New York)

Hotel Corporation of Georgia (Georgia)

Newo Aruba N.V. (Aruba)

P.R. By Design, Inc. (Massachusetts)

Royal Sonesta, Inc. (Louisiana, d.b.a. Royal Sonesta Hotel New Orleans and Royal Laundry)

Sonesta Beach Resort Limited Partnership (Delaware)

Sonesta Charitable Foundation, Inc. (Massachusetts)

Sonesta Coconut Grove, Inc. (Florida, d.b.a. Sonesta Bayfront Hotel Coconut Grove)

Sonesta Costa Rica, S.A. (Costa Rica)

Sonesta Curacao Hotel Corporation, N.V. (Curacao, Netherlands Antilles)

Sonesta Hotels of Florida, Inc. (Florida)

Sonesta Hotels of Mexico, Inc. (formerly Anguilla Hotel Management, Inc., Massachusetts)

Sonesta Hotels of Mississippi, Inc. (Mississippi)

Sonesta International Hotels Limited (Bahamas)

Sonesta Licensing Corporation (Massachusetts)

Sonesta Louisiana Hotels Corporation (Louisiana)

Sonesta Middle East Hotel Corporation (Delaware)

Sonesta of Massachusetts, Inc. (Massachusetts, d.b.a. Royal Sonesta Hotel Boston)

Sonesta Orlando, Inc. (formerly S.I.A. Advertising, Inc., Massachusetts)

Sonesta Sunny Isles, Inc. (formerly Key Biscayne Land Corporation, Florida)

TBD, Inc. (Massachusetts, d.b.a. Ignite)